Exhibit 8.1
List of Subsidiaries
Wholly-Owned Subsidiaries

Place of Incorporation
1. Broad Cosmos Enterprises Ltd.	British Virgin Islands
2. Air Media International Ltd.	British Virgin Islands
3. Excel Lead International Limited	British Virgin Islands
4. Air Media (China) Limited	Hong Kong
5. Royal Mart Limited	Hong Kong
6. Glorious Star Investment Limited	Hong Kong
7. AirMedia Technology (Beijing) Co., Ltd.	PRC
8. Shenzhen AirMedia Information Technology Co., Ltd.	PRC
9. Xi’an AirMedia Chuangyi Technology Co., Ltd.	PRC
Affiliated Entities Consolidated in the Registrant’s Financial Statement

Place of Incorporation
10. Beijing Shengshi Lianhe Advertising Co., Ltd.	PRC
11. Beijing AirMedia Advertising Co., Ltd.	PRC
12. Beijing AirMedia UC Advertising Co., Ltd.	PRC
13. Beijing Yuehang Digital Media Advertising Co., Ltd.	PRC
14. Wenzhou AirMedia Advertising Co., Ltd.	PRC
15. Beijing Eastern Media Corporation, Ltd.	PRC
16. AirTV United Media & Culture Co., Ltd.	PRC
17. Beijing AirMedia Film & TV Culture Co., Ltd.	PRC
18. Flying Dragon Media Advertising Co., Ltd.	PRC